                                                                     EXHIBIT 6.8


                  TECHNOLOGY PURCHASE AGREEMENT dated as of July 16, 1999, by and between ADVANCED PLANT PHARMACEUTICALS, INC., a Delaware corporation (the "Purchaser") having its principal office at 75 Maiden Lane, New York, NY 10038, and C.J. LIEBERMAN ("Seller"), who resides at Shauldon No.39, Jerusalem, Israel.


                                   WITNESSETH



         WHEREAS, the Purchaser is engaged in the business of developing, testing and selling plant based pharmaceuticals (the "Business"), and is desirous of purchasing certain technology which pertains to the Business of the Purchaser;

         WHEREAS, the Seller has developed a concept of standardizing whole plant pharmaceutical grade products and has developed a technological process by which to utilize virtually the whole of the nutrients found in plants in the production of dietary supplements (the "Process" which term is meant to include the underlying concept of standardizing whole plant pharmaceutical grade products);

         WHEREAS, Seller represents that he is the sole owner of all rights and interests to the Process;

         WHEREAS, the Purchaser is desirous of purchasing such Process from Seller so that Purchaser have the exclusive right to use such Process for the development, manufacture, distribution and sale of plant based dietary supplements;

         WHEREAS, Seller is willing to sell, transfer and assign all of his right, title and interest in and to such Process to the Purchaser in accordance with the terms and provisions set forth below;

         NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties hereby agree as follows:



1. PURCHASE AND SALE OF PROCESS TECHNOLOGY.

         1.1 Subject to the provisions of this Agreement, the Seller hereby sells, conveys, transfers, assigns and delivers to the Purchaser, by appropriate instruments in the forms annexed hereto, and Purchaser purchases and accepts, for the consideration hereinafter defined, the Process as described in Schedule A (as attached hereto), specifically including, but without limitation, all rights owned, held or enjoyed by the Seller relating to or connected with the
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research and development of the Process including all related documentation, studies and tests, formulations, recipes, manufacturing procedures, extraction methodologies and trade secrets.

         1.2 Purchase Price

                  The purchase price that Purchaser shall pay to Seller for the purchase of the Process shall be the following:

(A) 18,000,000 shares of the Purchaser's common stock, par value $.0007 (the "Purchase Price" or the "Shares"). Seller hereby acknowledges and understands that such 18,000,000 Shares and any additional Shares issuable pursuant to paragraph 1.2(D) below, shall be issued by the Purchaser to Seller conditioned on the occurrence of the following event:

         that the stockholders of the Purchaser (the "Stockholders") vote in favor of increasing the number of shares that the Purchaser is authorized to issue from 120,000,000 to a number equivalent to or greater than 250,000,000 shares. The Purchaser hereby agrees to put forward a proposal to its Stockholders to increase the number of shares it is authorized to issue from 120,000,000 to 250,000,000 prior to the latter of September 30, 1999 or if and when the Company's Form 10-SB is declared effective by the Securities and Exchange Commission. Seller acknowledges and understands that the Purchaser cannot give any assurances that its Stockholders will vote in favor of such proposal. If such increase in the shares that the Purchaser is authorized to issue is approved by the majority of the Stockholders, the Purchaser shall issue the Shares representing the Purchase Price to the Seller within fifteen business days from the time that the Certificate of Amendment to the Purchaser's Certificate of Incorporation is effective and if after Stockholder approval, such shares are not issued to Seller in accordance with this section, then ownership of the Process shall return to CJ Lieberman or his designee; and

(B) Purchaser shall pay to the Seller in U.S. Dollars a royalty payment of $.01 (one cent) per bottle with respect to each product manufactured with the Process and an additional one percent (1%) of the Company's suggested retail price of each product sold that was manufactured with the Process. Such payments shall be made to the Seller within thirty (30) days after the end of each calendar quarter for products manufactured and for products sold which were manufactured using the Process made during such Calendar Quarter; and

(C) Purchaser shall pay to the Seller ten percent (10%) of the Purchaser's net profits that Purchaser retains from sale of products manufactured with the Process. The amount of the Purchaser's "net profits" from such sales shall be determined by the Company's then independent public accountants regularly retained using generally accepted accounting principles; and

(D)    (i)        In the event that the Purchaser enters into any agreement
                  with a third party for sale of products manufactured using the
                  Process, which agreement unconditionally provides for payment to the Purchaser of not less than $20,000,000, upon receipt by the Purchaser of such $20,000,000 from such third party, the
                  Purchaser shall issue to the Seller 5,000,000 Shares for each twenty million dollars required to be paid to the Purchaser under the terms of such agreement or agreements.
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       (ii)       the Purchaser shall issue to the Seller 5,000,000 Shares for every $20,000,000 of gross proceeds received by the Purchaser, other than proceeds from sales made pursuant to agreements covered in 1.2(D)(i) immediately above pursuant to which Shares are issued to the Seller from the sale of products manufactured using the Process.

Provided, however, that the maximum number of Shares the Purchaser shall be required to issue to the Seller pursuant to the provisions of clauses 1.2(D)(i) and (ii) shall be twenty five million Shares.

                  (1.3) The certificates evidencing the Shares to be issued paid by the Purchaser to Seller, which constitute the Purchase Price, shall be endorsed with the following restrictive legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE. THESE SHARES MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ABSENT REGISTRATION OF SUCH SHARES UNDER THE ACT, OR AN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THIS ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                  (1.4) Purchaser agrees that at no time prior March 15, 2000, will the Purchaser's Board of Directors propose an increase in the number of Shares the Purchaser is authorized to issue in excess of 250,000,000 shares and further agrees not to propose a stock split, a reverse stock split of greater than five to one or a stock dividend.




2. Representations and Warranties of Seller.

Seller hereby makes the following representations and warranties to Purchaser in order to induce the Purchaser to enter in to this Agreement:

         (a) Authority. The Seller has full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated thereby and hereby.

         (b) Governmental Filings. The Seller is not required to submit any notice, report or other filing to any governmental or regulatory agency, nor is any notice or report required to be obtained by the Purchaser in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated thereby and hereby.

         (c) Title and Related Matters. The Seller, who asserts that he has created the Process, has good and marketable title to the Process free and clear of all liens, pledges, charges and encumbrances, liabilities or any other adverse claims of every kind or character, and Purchaser shall acquire good and valid title to the Process, free and clear of all liens, pledges, charges security interests, restrictions, licenses, encumbrances, liabilities or any other adverse claim of any kind or character.

         (d) Infringement. To the best of the Seller's knowledge, no persons other than the Purchaser has heretofore utilized the Process. To the best of the Seller's knowledge, the Process will not infringe or violate any valid patent, trademark, trade name or copyright of others and the Seller has not received any notice, claim or protest respecting any such violation or infringement.

         (e) Broker. No agent, broker or other person acting pursuant to authority of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

         (g) Accuracy of Information. No representation, statement or information made or furnished by Seller to Purchaser, in this Agreement, and the schedules hereto and the documents set forth contain, or shall contain, any untrue statement of fact or omits or shall omit any fact necessary to make the information contained in such representation, or information not misleading, and, there are no obligations, contingent or otherwise, of the Seller that are not shown on any such schedule.

         (h) Claims. No claim has been asserted by any person other than Seller and purchaser with regard to the Process or the rights to the use thereof.

         (i) Use. The Seller will not, without the Purchaser's written consent, hereafter use the Process or permit any persons other than Purchaser and the Purchaser's designees and assigns, to use the Process.

         (j) Governmental Approvals. The Seller has taken all necessary actions to provide that in the developing, testing and manufacturing of the Process , the Seller is and shall continue to be in compliance in all material respects with all United States and foreign, state, county, local or other governmental statutes and ordinances, and with all rules and regulations of all United States and foreign, state, county, local and other governmental agencies and bodies, applicable to him, and to the Process.


         (k) Investment Representations.

                  (i) The Seller will acquire the Shares for the Seller's own account, for investment purposes only, and not with a view to the sale or other distribution thereof, in whole or in part, in violation of the Act, the General Rules and Regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") promulgated thereunder, or any other applicable securities laws.

                  (ii) The Seller is familiar with and has received documentation concerning the business and financial condition of the Purchaser and Seller has had the opportunity to obtain answers to any questions concerning the Purchaser's business, financial and other affairs. The
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Seller fully understands that any payment hereunder in Shares is conditional upon approval by the Stockholders of an increase in the number of shares the Purchaser is authorized to issue. Moreover Seller understands that such Shares given to him as the Purchase Price are also subject to the conditions set forth in Section 1.2 above, present an exceptional risk, and the Shares may decline in value such that Seller may lose the entire current value of the Shares.

                  (iii) The Seller has been advised that the Shares have not been registered under the Securities Act and that the Shares issued and delivered in reliance on an exemption from the registration requirements of the Securities Act, Section 4(2) thereof as a transaction by an issuer not involving a public offering. The Seller has also been advised that it may not make any disposition of the Shares unless (a) the Shares are registered under the Securities Act, or (b) the sale, transfer or other disposition is made in conformity with the provisions of Rule 144 of the Rules and Regulations, or (c) prior thereto (1) notice of the proposed disposition is given to the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (2) the Purchaser shall have received the opinion of counsel for the Purchaser at the expense of Seller to the effect (x) that the proposed disposition will not be in contravention of any of the provisions of the Securities Act or of the Rules and Regulations thereunder, or (y) that appropriate action necessary for compliance with the Securities Act and the Rules and Regulations thereunder has been taken.

                  (iv) The Seller understands that the Purchaser is under no obligation to register the Shares under the Securities Act, or to take any other action in order to make compliance with an exemption from the registration provisions of the Securities Act in connection with any sale of the Shares by the Seller.

                  (v) The Seller has been advised that the Shares constitute "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations.

                  (vi) The Seller understands that there will be placed upon the certificates representing the Shares, and upon any certificates issued in substitution therefor, an appropriate stop transfer legend regarding the restrictions on the transfer of the Shares under the Securities Act.

         (l) Absence of Litigation. Seller is not aware and has not received notice of any threatened, pending or commenced litigation, arbitration or administrative hearing or investigation, or other action seeking to prevent, or having a potential detrimental effect upon Purchaser in connection with the Process or the consummation of the transactions contemplated by this Agreement.

         (m) Insolvency Proceedings. No insolvency proceedings, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, are pending or threatened against Seller.

         (n) Schedule Being True and Correct. The schedules and exhibits to this Agreement are true and correct in all respects.
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         (o) Conflicts. The execution, delivery and performance of this
Agreement, shall not conflict with or result in the breach or violation of any of the Seller's contracts, agreements, commitments, licenses, permits, authorizations or concession to which he is a party or by which he is bound, or any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award of any court or administrative governmental body, or constitute an event which with notice, lapse of time, or both, would result in any such breach, or violation and which would have a material adverse effect on the Seller.


3.2 Representations and Warranties of Purchaser.

Purchaser makes the following representations and warranties as of the date hereof:

         (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authority. Except of Stockholder authorization to increase the number of shares of its common stock, the Purchaser has (a) full power and has taken all corporate action necessary to execute, deliver and perform this Agreement, as amended and partially restated and to carry out the transaction contemplated hereby and (b) has full power to execute, deliver and perform the obligations of Purchaser under this Agreement and has been duly and effectively authorized by Purchaser's Board of Directors and no further corporate authority therefor or approval thereof is required by law.

         (c) Conflicts. The execution, delivery and performance of this Agreement shall not conflict with or result in the breach or violation of any of the Purchaser's contracts, agreements, commitments, licenses, permits, authorizations or concession to which it is a party or by which it is bound, or any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award of any court or administrative governmental body, or constitute an event which with notice, lapse of time, or both, would result in any such breach, or violation and which would have a material adverse effect on the Purchaser.

         (d) Brokers. No agent, broker or other person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated hereby.

         (e) Governmental Filings. Except for filing with the Commission required by the Nasdaq Stock Market, Purchaser is not required to submit any notice, report or other filing to any governmental or regulatory agency, nor is any notice of any report required to be obtained by Purchaser in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.


4. Indemnification Rights.

         (a) Seller hereby agrees to indemnify and hold harmless Purchaser and its respective officers, directors, shareholders, employees, agents, and attorneys against any and all losses, claims, demands, liabilities, and expenses (including reasonable legal or other expenses, including reasonable attorneys' fees) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under an intellectual property theory, under any other statutes, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by Seller and contained in this Agreement or the schedules and documents attached hereto, or (ii) arise out of or are based upon any breach by Seller of any representation, warranty, or agreement made by Seller contained herein in this Agreement.

         (b) In order for any person to make a claim for indemnification under this Section 4 ("Indemnitee"), the Indemnitee shall notify Seller as the indemnifying party ("Indemnitor") of the claim in writing promptly after discovering the claim or receiving written notice of a claim against if (if by a third party), describing the claim, the amount thereof (if known), and the basis thereof. The Indemnitor shall be entitled to participate in the defense of such action at its expense, and at its option (subject to the limitations set forth below) shall be entitled to assume control of such defense with reputable counsel; provided, that prior to Indemnitor assuming control of such defense it or they shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible for such claim and that it will provide the full indemnification required hereunder to Indemnitee with respect to such claim, including payment thereof and performance thereunder; and provided further, that:

                  (i) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of such separate counsel which shall be borne by Indemnitee. Notwithstanding the foregoing, the fees and expenses of such separate counsel incurred prior to the date the Indemnitor's counsel effectively assumes control of such defense shall be borne by the Indemnitor; and

                  (ii) The Indemnitee shall be entitled to assume control of such defense and the Indemnitor shall nevertheless bear the fees and expenses of counsel retained by the Indemnitee for such purposes if, upon petition by Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

                  (iii) The Indemnitor shall not be entitled to control the defense of any claim to the extent that the claim seeks an injunction or equitable relief against Indemnitee which, if successful, could materially interfere with the business of the Indemnitee. If the Indemnitor, with the consent of the Indemnitee, shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnitee. If Indemnitee withholds consent, Indemnitee shall be responsible for any losses above the losses that would have been incurred as a result of such settlement.

5.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained herein or appended hereto shall be valid and enforceable and shall survive the consummation of the transaction contemplated hereby, irrespective of any investigation made by or on behalf of either party for a period of five (5) years following the date of this Agreement. All covenants and other agreements contained herein shall be valid and enforceable for a period of six (6) years following the date hereof.

5.2 Notices. All notices which are permitted or required under this Agreement shall be in writing and delivered personally or by certified mail, postage prepaid, addressed as follows, or to such other person or address as may be designated by written notice by one party to the other parties:

If to Purchaser:   Advanced Plant Pharmaceuticals, Inc.
                   Attention: Samuel Berkowitz
                   75 Maiden Lane
                   New York, New York 10038

With a copy to:    Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                   Attention: Seth A. Farbman, Esq.
                   750 Lexington Avenue
                   New York, New York 10022


If to Seller:      Mr. C.J. Liebermann
                   Shauldon No. 39
                   Jerusalem, Israel

         Notices shall be deemed delivered when delivered personally or when mailed by prepaid certified or registered mail with return receipt requested, or air courier which provides for evidence of delivery.

         The addresses set forth above shall be conclusive for all purposes unless and until written notice, in the manner for notice provided in this section 6.2, of a change of address shall be sent to the parties herein.

5.3 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provision hereof.

5.4 Schedules. It is acknowledged and agreed that all exhibits and schedules are an integral part hereof and are incorporated, in total, by reference fully as a part of this Agreement.

5.5 Amendment. This Agreement may not be modified, amended or terminated except by written agreement subscribed by both parties hereto.

5.6 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5.7 Headings. The paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said paragraphs.

5.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

5.9 Governing Law. This Agreement will be deemed to have been made and delivered in the State of New York and its validity, interpretation, and construction, as well as the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of New York for contracts made and to be performed in that State.

5.10 Jurisdiction and Venue. The Purchaser and Seller each hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement prior to its amendment and as amended and partially restated shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Purchaser and Seller each further agrees to accept and acknowledge service or any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                    ADVANCED PLANT PHARMACEUTICALS, INC.
                                    (Purchaser)

                                              By:
                                                  /s/ David Lieberman
                                                  -----------------------------
                                                  David Lieberman, President
ACCEPTED AND AGREED:
(Seller)

By:

 /s/ CJ Lieberman
-----------------------------
C.J. LIEBERMAN, an individual

                                   SCHEDULE A



The Process being sold by Seller and purchased by Purchaser shall be that thirteen step process which utilizes whole plants for the production of dietary supplements. Seller claims that the Process will (i) preserve, in the dietary supplements produced with such Process, virtually the whole of the natural ingredients found in the plant and (ii) will result in all of the dietary supplements produced with such Process having near identical ingredient formulations. Such Process was described in writing by Seller to Dr. Leonard Bielory, the Scientific Directory of Advanced Plant Pharmaceuticals, Inc. and a copy of the procedures for application of the Process has been delivered to the Company.

                                   SCHEDULE B

                                  BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

The undersigned, C.J. LIEBERMAN ("Seller"), in consideration of certain payments and other good and valuable consideration paid to Seller by ADVANCED PLANT PHARMACEUTICALS, INC. ("Assignee"), the receipt and sufficiency of which is hereby acknowledged, pursuant to the terms of that certain Technology Purchase Agreement, dated as of July 16, 1999 ("Technology Purchase Agreement"), by and between Seller and Assignee, the closing of the transaction contemplated thereby held on the date hereof, hereby assigns, grants, conveys, sells, transfers and delivers to Assignee all of his respective rights, title and interest in and to the Process (as such term is defined in the Technology Purchase Agreement and as identified and described more particularly on Schedule A thereto), including, without limitation:

         (i) all rights owned, held or enjoyed by the Seller relating to or connected with the research, development and application of the Process by the Seller in the United States and worldwide. Such rights shall include, but not be limited to, the complete underlying dossier and supporting documentation, studies and tests, formulations, extraction methodologies and technical processes; (ii) copies of all books and records of the Seller relating to studies, trade secrets, technical information, development of the Process; (iii) any and all other property rights of the Seller, of any kind, character and description, whether tangible or intangible, which are appurtenant to the ownership of, including but not limited to all information and records acquired for, used in, or in any way related to the developing, testing and manufacturing of by the Seller.

To have and to hold the same unto Assignee and its assigns forever.

The Technology Purchase Agreement and all of the terms, conditions, representations, warranties and covenants therein and the schedules and exhibits thereto, are incorporated into this General Assignment by reference as if same were set forth herein.

Any provision of this assignment which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

         IN WITNESS WHEREOF, Seller has caused these presents to be signed in his name on this 16th day of July, 1999.


                                /s/ CJ Lieberman
                                ----------------
                                 C.J. LIEBERMAN